SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:
[   ]  Preliminary Information Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ X ]  Definitive Information Statement

PFGI CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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PFGI CAPITAL CORPORATION

1900 East Ninth Street
Cleveland, Ohio 44114

Notice of Annual Meeting

2009 Information Statement

Dear Stockholder:

Our Annual Stockholders Meeting will be held at 10:00 a.m., Eastern Daylight Savings Time, on May 20, 2009 at 1900 East Ninth Street, Cleveland, Ohio 44114, at the offices of The PNC Financial Services Group, Inc. (“PNC”). The meeting will concern the election of directors and ratification of the selection of the independent registered public accounting firm. We are not soliciting proxies for this meeting, however, all stockholders are welcome to attend the meeting and vote in person. This Information Statement contains information about the meeting and gives information about management. Stockholders of record on April 17, 2009, with voting rights, are entitled to notice of and to attend the meeting. The approximate mailing date of this Information Statement is April 22, 2009. Our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is included in this mailing.

Sincerely yours,

Susan M. Kinsey
President

April 22, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Important Notice Regarding the Availability of Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2009 – This Information Statement and our 2008 Annual Report are available at www.nationalcity.com (Investor Relations – PFGI Corporation)

PFGI CAPITAL CORPORATION

1900 East Ninth Street
Cleveland, Ohio 44114
2009 INFORMATION STATEMENT

Meeting Information
Our Annual Stockholders Meeting will be held at 10:00 a.m., Eastern Daylight Savings Time, on May 20, 2009 at 1900 East Ninth Street, Cleveland, Ohio 44114, at the offices of The PNC Financial Services Group, Inc. The meeting will concern the election of directors and ratification of the selection of the independent registered public accounting firm. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. All stockholders are welcome to attend the meeting and vote in person. The approximate mailing date of this Information Statement is April 22, 2009.

Important Notice Regarding the Availability of Materials for the Annual Meeting of Stockholders to Be Held on May 20, 2009 – This Information Statement and our 2008 Annual Report are available at www.nationalcity.com (Investor Relations – PFGI Corporation)

Who May Vote
Holders of Common Stock and Series A Preferred Stock of PFGI Capital Corporation (“PFGI Capital”), as recorded in our stock register on April 17, 2009, may vote at the meeting. On that date, PFGI Capital had 5,940,000 shares of Common Stock and 3,950,484 shares of Series A Preferred Stock outstanding. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock is entitled to 1/10 of one vote. All of the Common Stock is owned by National City Bank, a wholly-owned subsidiary of PNC, formerly National City Corporation. Holders of Series B Preferred Stock do not have any voting rights.

How To Vote
Holders of record may vote in person at the meeting by ballot or grant a proxy to another person to vote in your place. If your shares are not held of record in your name, you must obtain a proxy from the record holder, usually a broker or other nominee.

Quorum
In order to carry on the business of the meeting, we must have a quorum. This means that over 50% of the eligible votes must be represented at the meeting.

Votes Needed
The nine director candidates receiving the most votes will be elected to fill the seats on the board of directors. Approval of any other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy form but does not have authority to vote on a particular proposal.

Other Matters
The board of directors does not know of any other matter that will be presented for your consideration at the meeting other than those set forth in the Notice of Meeting.

ELECTION OF DIRECTORS

All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, stockholders are not entitled to cumulate their votes. The board of directors oversees the management of PFGI Capital on your behalf. The board reviews PFGI Capital’s long-term strategic plans and exercises direct decision-making authority for certain issues. The board is nominating for re-election the following 9 current directors: Beth A. Adams, T. James Berry, Linda K. Erkkila, Dett P. Hunter, Susan M. Kinsey, Doris M. Malinowski, J. David Rosenberg, John E. Rubenbauer and Scott L. Saari. Four of our nine nominees, Messrs. Berry, Hunter, Rosenberg and Rubenbauer, are not employees of PNC or any of its affiliates. Three of those nominees, Messrs. Berry, Hunter and Rosenberg, serve on PFGI Capital’s Audit Committee and are considered independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Information concerning our nominees is given below.

DIRECTOR NOMINEES

Beth A. Adams Age 36 0 voting shares owned Director since 2009	Vice President and Assistant Secretary of PFGI Capital since 2009. Vice President and Federal Tax Manager of National City Bank since 2006. Senior Manager at Deloitte & Touche from 1994 to 2005.

T. James Berry Age 74 0 voting shares owned Director since 2002	Retired Senior Vice President and Chief Financial Officer of The Provident Bank.

Linda K. Erkkila Age 40 0 voting shares owned Director since 2004	Secretary of PFGI Capital since 2004. Attorney and Vice President, Law Department, of National City Bank, now a subsidiary of The PNC Financial Services Group, Inc., since 2003.

Dett P. Hunter Age 59 0 voting shares owned Director since 2002	President and Chief Executive Officer of Burdette Management, Inc., Managing Partner of Burdette GP LLC, Chairman and Chief Executive Officer of Life
Equity Holdings LLC, President and Chief Executive Officer of Dett Hunter,
Inc. since 2000.

Susan M. Kinsey Age 44 0 voting shares owned Director since 2004	President of PFGI Capital since 2004. Senior Vice President and Director of Financial Accounting and Reporting of National City Bank and previously
Assistant Treasurer and Senior Vice President Corporate Treasury of National
City Corporation, now The PNC Financial Services Group, Inc., since 2003.

Doris M. Malinowski Age 41 0 voting shares owned Director since 2008	Chief Financial Officer and Treasurer of PFGI Capital since 2008. Vice
President, Corporate Treasury Department of National City Bank, now a
subsidiary of The PNC Financial Services Group, Inc., since 2005. Vice
President and Assistant Controller of Provident Bank from 1998 to 2005.

J. David Rosenberg Age 59 0 voting shares owned Director since 2002	Retired Senior Partner of Keating, Muething & Klekamp, P.L.L.

John E. Rubenbauer Age 69 0 voting shares owned Director since 2002	Director of Real Estate of American Money Management Corporation since
2005. Senior Vice President Investment Real Estate, Cincinnati, of National
City Bank from March 2005 to July 2005. Senior Vice President and Head of Commercial Real Estate of The Provident Bank from 1991 to 2005.

Scott L. Saari Age 49 0 voting shares owned Director since 2007	Vice President of PFGI Capital since 2007. Senior Vice President Commercial Services, Brecksville, of National City Bank from 2007 to Present. Senior Vice President Corporate Operations, Cleveland, of National City Bank from 1999 to
2007.

DIRECTOR COMPENSATION AND MEETINGS

For 2008, each non-employee director received $10,000 for serving as a director and, if applicable, a member of any committees of the board of directors and $1,000 if he attended the annual meeting. Each Audit Committee member received $1,000 for each Audit Committee meeting attended (up to 4 meetings for the year), with the chairman receiving $1,500 for each meeting attended. The other directors, who are all employees of PNC or an affiliate, are not separately compensated for serving as directors.

					Change in Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name (1)	($)	($)	($)	($)	($)	($)	Total ($)
T. James Berry	15,000	0	0	0	0	0	15,000
Dett P. Hunter	15,000	0	0	0	0	0	15,000
J. David Rosenberg	17,000	0	0	0	0	0	17,000
John E. Rubenbauer	11,000	0	0	0	0	0	11,000

(1)	Beth A. Adams, Linda K. Erkkila, Susan M. Kinsey, Doris M. Malinowski and Scott L. Saari do not receive any compensation for their service as directors of PFGI Capital.

During 2008, the board of directors of PFGI Capital held 5 regularly scheduled meetings. All incumbent directors attended 75% or more of the meetings of the board and the board committees they were scheduled to attend. All directors nominated and elected as directors of PFGI Capital at the 2008 annual meeting attended the meeting either in person or by phone.

BOARD COMMITTEES AND COMMUNICATION

The board of directors establishes committees to help carry out its duties. Each committee reviews the results of its meetings with the full board. The board of directors established an Audit Committee, a Compensation Committee and an Executive Committee. The Compensation Committee, composed of Messrs. Berry, Hunter and Rosenberg, has had no activity since inception, as none of PFGI Capital’s officers are compensated for serving as officers of PFGI Capital. The Executive Committee, composed of Ms. Erkkila, Ms. Kinsey and Mr. Rosenberg, had no activity in 2008.

The board has not established a Nominating Committee, believing that a separate committee is not necessary in light of PFGI Capital’s limited activities. Each director participates in the nomination process. The board will consider recommendations for nominations by stockholders. Stockholders desiring to submit recommendations for nominations should direct them to PFGI Capital’s corporate secretary at the address listed on page 2 of this Information Statement. The recommendation should include relevant information concerning the qualifications of the person recommended. The board will evaluate these recommendations in the same manner as any others received and will evaluate the merits of each candidate.

The Audit Committee, which held 5 meetings in 2008, assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of PFGI Capital. The Audit Committee engages, compensates and makes decisions as to the retention of the independent registered public accounting firm. The Audit Committee reviews with the independent registered public accounting firm plans and results of the audit engagement of PFGI Capital and the scope, results and procedures used for internal auditing. The Audit Committee approves the terms of the annual engagement letter with the independent registered public accounting firm, and that letter describes designated audit services to be provided by the firm. Any additional services, audit or otherwise, to be performed by the independent registered public accounting firm must first be approved by the Audit Committee. Services may also be approved by a designated member of the Audit Committee provided that each authorization is reported to the entire Audit Committee at its next regularly scheduled meeting. No services were provided with respect to the de minimus waiver process provided by the rules of the Securities and Exchange Commission. The Audit Committee also supervises the administration of the internal audit function utilized by PFGI Capital.

The board adopted an Audit Committee Charter. The Audit Committee Charter is posted at www.nationalcity.com, under Investor Relations – PFGI Corporation – Corporate Documents – Audit Committee, and is available in print to any stockholder upon request without charge.

The Audit Committee members are Messrs. J. David Rosenberg, Chairman, T. James Berry and Dett P. Hunter. The board has designated T. James Berry as the Audit Committee Financial Expert. All of the members of the Committee are independent as defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

Stockholders desiring to communicate with the board should direct any communication to PFGI Capital’s corporate secretary at the address listed on page 2 of this Information Statement.

EXECUTIVE OFFICERS

PFGI Capital’s board of directors designated the following officers as executive officers of PFGI Capital, to serve until the 2009 annual meeting and until their successors are duly appointed and qualified:

Susan M. Kinsey – President
Doris M. Malinowski – Chief Financial Officer and Treasurer
Scott L. Saari – Vice President
Linda K. Erkkila – Secretary

A biography for each of the above-named executive officers is included on page 3 of this Information Statement.

CODE OF ETHICS

The board of directors adopted a Code of Ethics that applies to PFGI Capital’s principal executive and financial officers. The Code of Ethics is posted at www.nationalcity.com, under Investor Relations – PFGI Corporation – Corporate Documents – Code of Ethics, and is available in print to any stockholder upon request without charge.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (codification of statement on accounting standards, AU Section 380) and received written disclosures and a letter from the independent accountants as required by Independent Standards Board Standard No. 1. The Audit Committee also discussed with the independent registered public accounting firm their independence with respect to PFGI Capital. Based upon their review and the discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements for 2008 be included in PFGI Capital’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee

J. David Rosenberg, Chairman
T. James Berry
Dett P. Hunter

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

The board is seeking stockholder ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as the independent registered public accounting firm for PFGI Capital for 2009. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to comment and respond to appropriate questions.

The Audit Committee approved the dismissal of Ernst & Young LLP as PFGI Capital’s independent registered public accounting firm, effective upon the filing of PFGI Capital’s Annual Report on Form 10-K for 2008. The change in accountant is solely a result of the acquisition of National City Corporation by PNC on December 31, 2008. National City Bank, the sole holder of all of PFGI Capital’s Common Stock and formerly the banking subsidiary of National City Corporation, is now a subsidiary of PNC. PricewaterhouseCoopers LLP serves as the independent registered public accounting firm for PNC and its subsidiaries.

PFGI Capital paid fees to Ernst & Young LLP during 2007 and 2008 as follows:

Audit Fees

The aggregate fees billed by Ernst & Young LLP for the annual audit of PFGI Capital’s financial statements for the fiscal years ended December 31, 2007 and 2008, the reviews of the quarterly reports on Form 10-Q for the same fiscal years and statutory and regulatory filings were $43,970 for 2007 and $45,170 for 2008.

Audit-Related Fees

There were no fees billed by Ernst & Young LLP for audit-related services for the fiscal years ended December 31, 2007 and 2008.

Tax Fees

There were no fees billed by Ernst & Young LLP for tax related services for the fiscal years ended December 31, 2007 and 2008.

All Other Fees

There were no fees billed by Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2007 and 2008.

All of the services described above were pre-approved by the Audit Committee.

TRANSACTIONS WITH RELATED PERSONS

During 2008, PFGI Capital acquired commercial mortgage and other commercial assets from National City Bank pursuant to a Participation Agreement in an aggregate amount of approximately $185 million to fund loan advances, to replace loans paid, to reinvest cash and in replacement of approximately $106 million of loans returned to National City Bank. These assets were comprised of participation interests in commercial mortgage and commercial loans, before the allowance for loan losses. Since acquiring these assets, PFGI Capital has maintained its status as a REIT for federal income tax purposes. Although PFGI Capital has the authority to acquire interests in an unlimited number of mortgage assets from unaffiliated third parties, all of PFGI Capital’s interests in mortgage and other assets held were acquired from National City Bank, pursuant to the Participation Agreement between National City Bank and PFGI Capital. National City Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions.

PFGI Capital may also acquire from time to time a limited amount of additional non-mortgage-related securities. PFGI Capital has no present plans or expectations to purchase mortgage assets or other assets from unaffiliated third parties. PFGI Capital’s participation interests do not entitle PFGI Capital to retain any portion of any late payment charges or penalties, assumption fees or conversion fees collected and retained by National City Bank in connection with the loans underlying PFGI Capital’s participation interests serviced by National City Bank.

National City Bank administers PFGI Capital’s day-to-day activities under the terms of a Management Agreement between PFGI Capital and National City Bank. Under the terms of the Management Agreement, PFGI Capital pays National City Bank a monthly management fee equal to (i) 1/12 multiplied by (ii) .10% multiplied by the average daily outstanding principal balance of the loans of PFGI Capital during each such calendar month. Similarly, PFGI Capital pays National City Bank a monthly servicing fee under the term of the Participation Agreement equal to (i) 1/12 multiplied by (ii) .125% multiplied by the average daily outstanding principal balance of the loans of PFGI Capital during each such calendar month. PFGI Capital and National City Bank believe the combined 22.5 annual basis point charge is below current market rates that could be obtained for the management services and the servicing of commercial mortgage loans from independent parties. PFGI Capital paid $662,000 in such fees in 2008.

Since the parties to the Participation and Management Agreements are affiliated, these agreements were not the result of arms-length negotiations. PFGI Capital believes transactions pursuant to these agreements have been at fair market value. Any future modification of these agreements will require the approval of a majority of PFGI Capital’s independent directors. Since National City Bank, through its ownership of all of PFGI Capital’s Common Stock, controls the election of all of PFGI Capital’s directors, including PFGI Capital’s independent directors, any such modification also would not be the result of arms-length negotiations. Thus, there can be no guarantee that these agreements or any future modifications have been or will be on terms as favorable to PFGI Capital as those that could have been obtained from unaffiliated third parties.

National City Bank owns 100% of the Common Stock of PFGI Capital. Accordingly, National City Bank will receive all common dividends paid, if any, by PFGI Capital. During 2008, National City Bank and PFGI Capital utilized a consent dividend procedure whereby PFGI Capital declared a $11.2 million Common Stock dividend which National City Bank simultaneously contributed to PFGI Capital.

In January 2006, a total of 105 shares of Series B Preferred Stock were issued for consideration of $10,500. The shares were issued to employees of National City Bank, and National City Bank contributed the capital for this issuance. Proceeds from the issuance of these shares were used for general purposes. Director Doris M. Malinowski owns one share of Series B Preferred Stock of PFGI Capital that was granted to her prior to becoming a director of PFGI Capital.

Certain of PFGI Capital’s directors and officers, and their immediate family members and certain business affiliates, as defined by the Securities and Exchange Commission, were customers of or had various banking transactions with National City Corporation’s banking and/or lending subsidiaries in the ordinary course of business during 2008 and to date during 2009. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at that time for comparable transactions with other unrelated persons and did not involve more than the normal risk of collectibility or other unfavorable features. Similar additional transactions are expected to take place in the ordinary course of business in the future. None of the above-referenced persons had, and none of the above-referenced persons are expected to have in the future, transactions directly with PFGI Capital.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following persons are the only stockholders known by PFGI Capital to own beneficially more than 5% of its outstanding voting securities as of March 25, 2009.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

National City Bank	5,940,000 shares	100%*
1900 East Ninth Street	of Common Stock
Cleveland, Ohio 44114

*Represents 90% of total voting power.

Security Ownership of Directors and Executive Officers

The following table shows the common stock of PNC, the parent of National City Bank, beneficially owned by each of PFGI Capital’s directors and executive officers on March 25, 2009. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown. None of the directors or executive officers beneficially own PFGI Capital Series A Preferred Stock.

	Beneficial Ownership of
	National City Corporation
	Common Stock
		Percent of
Name & Position	Amount (1)	Class (2)

Beth A. Adams, Director, Vice President and Assistant Secretary	748	*
T. James Berry, Director	1,040	*
Linda K. Erkkila, Director, Secretary	296	*
Dett P. Hunter, Director	196	*
Susan M. Kinsey, Director, President	2,471	*
Doris M. Malinowski, Director, Chief Financial Officer and Treasurer	682	*
J. David Rosenberg, Director	0	*
John E. Rubenbauer, Director	1,369	*
Scott L. Saari, Director, Vice President	763	*

All Directors and Executive Officers as a Group (9 persons)	7,565	*

(1)	Includes options to purchase common stock currently exercisable or exercisable within 60 days from March 25, 2009 as follows: Ms. Kinsey, 2,135 shares; and Ms. Malinowski, 394 shares. Includes share equivalents held in National City’s Savings and Investment Plan or 2004 Deferred Compensation Plan as follows: Ms. Adams, 671 shares; Ms. Erkkila, 212 shares; Ms. Malinowski, 277 shares; and Mr. Saari, 247 shares. Beneficial ownership consists of sole voting and investment power or of voting and/or investment power that is shared as follows: Mr. Berry, 1,040 shares with spouse. Mr. Saari has 516 shares pledged as security.

(2)	Ownership of less than 1% is indicated by an asterisk (*).

Change in Control

All of PFGI Capital’s Common Stock is owned by National City Bank. Prior to December 31, 2008, National City Bank was a wholly-owned subsidiary of National City Corporation. On December 31, 2008, National City Corporation was acquired by The PNC Financial Services Group, Inc. Accordingly, on this date, National City Bank became a wholly-owned subsidiary of PNC. Upon the merger of National City Bank into PNC Bank, National Association, which is expected to occur by December 31, 2009, all of PFGI Capital’s Common Stock will be owned by PNC Bank, National Association.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires PFGI Capital’s executive officers, directors and persons who own more than 10% of a registered class of PFGI Capital’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, PFGI Capital believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16(a) reporting requirements.

COMPENSATION MATTERS

Other than fees paid to non-employee directors, none of the officers or directors of PFGI Capital received any compensation from PFGI Capital, nor were they granted, nor do they hold, any options to purchase PFGI Capital’s Common Stock or Series A Preferred Stock.